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
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                                                                                                      OMB APPROVAL
                                                                                                      OMB Number:   3235-0104
------------                                                                                          Expires:  September 30, 1998
   FORM 3           U.S. SECURITIES AND EXCHANGE COMMISSION                                           Estimated Average Burden
------------               WASHINGTON D.C. 20549                                                      Hours per response:...0.5

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Security Exchange Act of 1934, Section
    17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*  2.  Date of Event         4. Issuer Name and Ticker or
                                                Requiring Statement      Trading Symbol
                                                (Month/Day/Year)

                                                                           The A Consulting Team, Inc.
     Global Credit Corp. (Overseas) Ltd.        4/16/99                    The A Consulting Team, Inc. (TACX)
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(Last)          (First)        (Middle)     3.  IRS or Social         5. Relationship of Reporting            6.  If Amendment, Date
                                                Security Number of       Persons(s) to Issuer                     of Original
                                                Reporting Person            (Check all applicable)                (Month/ Day/Year)
                                                (Voluntary)
      3 Christchurch Square
-------------------------------------------                              _____ Director     X    10% Owner    7.  Individual or
              (Street)                                                   _____ Officer     ____  Other            Joint/Group
                                                                        (give title below) (specify below)        Reporting. (CHECK
                                                                                                                  APPLICABLE LINE)
                                                                                                              ___ Form Filed by One
                                                                                                                  Reporting Person
                                                                                                              _X_ Form Filed by More
                                                                                                                  Than One Reporting
                                                                                                                  Person
Dublin 8, Ireland
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(City)          (State)            (Zip)            TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security (Instr. 4)            2.  Amount of Securities  3. Ownership Form: Direct               4.  Nature of Indirect
                                                Beneficially Owned       (D) or Indirect (I) (Instr. 5)           Beneficial
                                                (Instr. 4)                                                        Ownership
                                                                                                                  (Instr. 5)
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Common Stock, par value $.01 per share              552,800                      (1)                                      (1)

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Reminder:  Report on a separate line for each class
           of securities beneficially                                    (Over)
           owned directly or indirectly.                            Page 1 of 3
*    If the form is filed by more than one reporting             SEC1473 (7/96)
     person, see instruction 5(b)(v).
(1)  The shares shown are beneficially owned directly
     by Global Credit Corp. (Overseas) Ltd. and
     indirectly through controlled corporations, by
     Charles Ewert, the joint filer. Mr. Ewert
     disclaims beneficial ownership of these shares.


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

FORM 3 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                                               CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Date Exercisable and  3. Title and Amount of     4. Conversion or   5. Ownership   6. Nature of indirect
   Security (Instr. 4)      Expiration Date          Securities Underlying      Exercise Price     Form of        Beneficial
                            (Month/Day/Year)         Derivative Security        of Derivative      Derivative     Ownership
                                                     (Instr. 4)                 Security           Security (D)   (Instr. 5)
                         ---------------------------------------------------                       or Indirect
                           Date      Expiration     Title        Amount of                        (I) (Instr.5)
                        Exercisable     Date                     Number of
                                                                  Shares
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Explanation of Responses:


**Intentional misstatements or omissions of facts                      /s/ Charles Ewert                              30/4/99
  constitute Federal Criminal Violations.                              -----------------------                       --------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              Charles Ewert                                  Date
                                                                       **Signature of Authorized
                                                                         Representative of the
                                                                         Reporting Person

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                     Page 2 of 3
                                                                 SEC 1473 (7/96)


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JOINT FILER INFORMATION

NAME:                               Charles Ewert

ADDRESS:                            Residence des Princes
                                    9B, Bd Du Prince Henri
                                    L-1724 Luxenbourg

DESIGNATED FILER:                   Global Credit Corp. (Overseas) Ltd.

ISSUE & TICKER SYMBOL:              The A Consulting Team, Inc. (TACX)

DATE OF EVENT REQUIRING
STATEMENT:                          4/16/99

SIGNATURE:                          /s/ Charles Ewert
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